Execution Version

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of September __, 2017, is entered into by and between Medical Transcription Billing, Corp., a Delaware corporation (“Borrower”), and Opus Bank, a California commercial bank (“Bank”), with reference to the following facts:

RECITALS

A. Borrower and Bank are parties to the Credit Agreement dated as of September 2, 2015, as amended (collectively, the “Credit Agreement”), and certain other related Loan Documents, pursuant to which Bank provides revolving and term credit facilities to Borrower.

B. Borrower and Bank wish to amend the Credit Agreement as set forth below.

NOW, THEREFORE, the parties hereby agree as follows:

1. Defined Terms. All initially capitalized terms used in this Amendment (including in the recitals hereto) without definition shall have the respective meanings set forth for such terms in the Credit Agreement.

2. Conversion of Line of Credit to Borrowing-Based Facility. Section 1.3 of the Credit Agreement is hereby amended so that the first sentence thereof shall read in full as follows (additions to text are indicated in bold, italicized and underscored type):

“Subject at all times to the terms and limitations set forth herein, the Bank agrees to extend credit (the ‘Line of Credit’) to the Borrower on a revolving basis from time to time prior to the Expiration Date in one or more Advances in an aggregate principal amount not to exceed at any time outstanding the lesser of (a) eighty percent (80%) of the Eligible Accounts as set forth in the most recent monthly accounts receivable aging delivered by Borrower to Bank and (b) Two Million Dollars ($2,000,000.00) (the ‘Maximum Revolving Commitment Amount’).”

3. Amendment of Line of Credit Maturity Date. Section 2.25 of the Credit Agreement is hereby amended and restated to read in full as follows:

“2.25 ‘Expiration Date’ shall mean March 31, 2018.”

4. Interest Rate. Prior to the occurrence and continuance of an Event of Default, interest shall be charged on the principal balance of Borrower’s Liabilities to the Bank under the Credit Agreement at a per annum rate (the “Current Interest Rate”) equal to two and one-quarter (2.25) percentage points above the “prime rate” as set forth in the Wall Street Journal. The Current Interest Rate has been in effect since June 30, 2017 pursuant to the terms of Section 4 of the Waiver and Third Amendment to Credit Agreement dated as of March 28, 2017 by and between Borrower and Bank (the “Waiver and Third Amendment”). Notwithstanding anything to the contrary set forth in Section 4 of the Waiver and Third Amendment, the Current Interest Rate shall remain in effect throughout the remaining term of the Credit Agreement, as amended hereby – i.e., the interest rate increases scheduled for October 1, 2017 and January 1, 2018 pursuant to Section 4 of the Waiver and Third Amendment shall not apply and shall be disregarded.

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5. Elimination of Required Loan Payments from Equity Proceeds. Section 3 of the Waiver and Third Amendment is hereby amended and restated to read in full as follows:

“3. Intentionally Deleted.”

6. Delivery of Monthly Accounts Receivable Agings. Section 5.4A of the Credit Agreement is hereby amended and restated to read in full as follows (changes to text are indicated in bold, italicized and underscored type):

“A. As soon as available, but in any event within fifteen (15) days after the end of each calendar month, a monthly cash report, monthly accounts receivable and payable reports with agings, and equipment reports, all of the foregoing accompanied by a covenant compliance certificate (in the form of Exhibit E attached hereto) executed by Borrower’s chief executive officer, chief financial officer, or other officer or person acceptable to the Bank, on behalf of Borrower, demonstrating compliance with Section 5.3A as of the date of the certificate, all in reasonable detail.”

7. Permitted Payments to Prudential. So long as no Event of Default exists at the time of any such payment or would result therefrom, Borrower may make any payments to The Prudential Insurance Company of America and Prudential Retirement Insurance and Annuity Company (“Prudential”).

8. Amendment to Minimum Cash Balances Covenant. Section 5.3A of the Credit Agreement is hereby amended and restated to read in full as follows:

“A. Minimum Cash Balances. Permit Borrower’s aggregate cash balances in deposit accounts maintained at Bank to be less than $500,000 at the end of any fiscal month.”

9. Bank Costs and Expenses. Borrower shall be liable to reimburse Bank for all out-of-pocket costs and expenses that Bank incurs in connection with the preparation of this Waiver and Amendment, including all documented legal fees and expenses of Bank’s outside counsel.

10. Conditions Precedent. The effectiveness of this Amendment is subject to the prior satisfaction of each of the following conditions:

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A. This Amendment. Bank shall have executed this Amendment and received a counterpart of this Amendment, duly executed by Borrower; and

B. Repayment of Term Loan Obligations. Borrower shall have paid in full all of its term loan Liabilities to Bank under the Credit Agreement and the other Loan Documents.

11. General Release.

A. In consideration of the agreements of Bank contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, on behalf of itself and its successors, assigns and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Borrower and all such other persons being hereinafter referred to collectively as “Releasors” and individually as a “Releasor”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Bank, and its successors and assigns, and its present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Bank and all such other persons being hereinafter referred to collectively as “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Releasors may now or hereafter own, hold, have or claim to have against Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever that arises at any time on or before the day and date of this Waiver and Amendment for or on account of, or in relation to, or in any way in connection with any of the Loan Documents or transactions thereunder or related thereto or hereunder.

B. It is the intention of Borrower that this Waiver and Amendment and the release set forth above shall constitute a full and final accord and satisfaction of all claims that Releasors may have or hereafter be deemed to have against Releasees as set forth herein. In furtherance of this intention, Borrower, on behalf of itself and each other Releasor, expressly waives any statutory or common law provision that would otherwise prevent the release set forth above from extending to claims that are not currently known or suspected to exist in any Releasor’s favor at the time of executing this Waiver and Amendment and which, if known by Releasors, might have materially affected the agreement as provided for hereunder. Borrower, on behalf of itself and each other Releasor, acknowledges that it is familiar with section 1542 of California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

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Borrower, on behalf of itself and each other Releasor, waives and releases any rights or benefits that it may have under section 1542 to the full extent that it may lawfully waive such rights and benefits, and Borrower, on behalf of itself and each other Releasor, acknowledges that it understands the significance and consequences of the waiver of the provisions of section 1542 and that it has been advised by its attorney as to the significance and consequences of this waiver.

C. Borrower understands, acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding that may be instituted, prosecuted or attempted in breach of the provisions of such release.

D. Borrower agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final, absolute and unconditional nature of the release set forth above.

E. Borrower, on behalf of itself and its successors, assigns and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by Borrower pursuant to this Section 11. If Borrower or any of its successors, assigns or other legal representations violates the foregoing covenant, Borrower, for itself and each other Releasor, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.

12. General Amendment Provisions.

A. The Credit Agreement, as amended hereby, shall be and remain in full force and effect in accordance with its terms, and Borrower hereby ratifies and confirms the Credit Agreement in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment to, any right, power, or remedy of Bank under the Credit Agreement or any other Loan Document, as in effect prior to the date hereof. Borrower hereby ratifies and reaffirms the continuing effectiveness of all agreements entered into in connection with this Amendment.

B. THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO NEW YORK’S LAWS OF CONFLICTS). BORROWER AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO ANY OF THE LIABILITIES MAY BE BROUGHT BY THE BANK IN ANY STATE OR FEDERAL COURT LOCATED IN THE CITY OF SAN FRANCISCO, CALIFORNIA, AS THE BANK IN ITS SOLE DISCRETION MAY ELECT. BY THE EXECUTION AND DELIVERY OF THIS AMENDMENT, BORROWER SUBMITS TO AND ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THOSE COURTS. BORROWER WAIVES ANY CLAIM THAT THE STATE OF CALIFORNIA IS NOT A CONVENIENT FORUM OR THE PROPER VENUE FOR ANY SUCH SUIT, ACTION OR PROCEEDING.

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C. Borrower represents and warrants to Bank that: (i) to the best of Borrower’s knowledge, after giving effect to the waiver pursuant to Section 2 hereof of the Events of Default described in Recital B to this Amendment, no Default or Event of Default has occurred and is continuing (or would result from the amendments to the Credit Agreement contemplated hereby); (ii) Borrower’s execution, delivery and performance of this Amendment has been duly authorized by all necessary corporate action and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable; (iii) this Amendment, the Credit Agreement, as modified by this Amendment, and each of the other Loan Documents constitutes the legal, valid and binding obligation of Borrower and are enforceable against Borrower in accordance with their terms; (iv) Borrower’s obligations under the Credit Agreement (as amended by this Amendment) and the other Loan Documents are not subject to any defense, counterclaim, set-off, right of recoupment, abatement or other claim; and (v) the representations and warranties contained in the Loan Documents are true and correct in all material respects as of the date of this Amendment (except for representations and warranties that expressly relate to an earlier date, which are true and correct in all material respects as of such earlier date) and that after giving effect to the waiver hereunder of the Existing Events of Default, no Event of Default has occurred and is continuing.

D. This Amendment constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including, without limitation, the Summary of Indicative Terms and Conditions dated September 5, 2017 between Borrower and Bank.

E. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

F. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing this Amendment (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original hereof.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment by their respective duly authorized officers as of the first date above written.

MEDICAL TRANSCRIPTION BILLING, CORP.,
a Delaware corporation

By:	/s/ Mahmud Haq
Name:	Mahmud Haq
Title:	CEO

Fourth Amendment to Credit Agreement

OPUS BANK,
a California commercial bank

By:	/s/ Evan Hundley
Name:	Evan Hundley
Title:	FVP

Fourth Amendment to Credit Agreement